LANDRY’S RESTAURANTS, INC. TO SEEK BOND REFINANCING

HOUSTON, TEXAS (July 25, 2007)

Landry’s Restaurants, Inc. (NYSE: LNY) (the “Company”), a casual dining, hospitality and entertainment company, today announced it will seek to obtain new financing to replace its current Credit Agreement and outstanding 7.50% Senior Unsecured Notes.

While the Company’s previously disclosed voluntary internal review of its historical stock option granting practices is expected to be completed within the next few weeks, the Company will not be able to file its annual report on Form 10-K for the year ended December 31, 2006 until completion of the review. As a result of not filing its Form 10-K on a timely basis, the Company has been notified by U.S. Bank, National Association, the Trustee under the Indenture covering the Company’s $400 million 7.50% Senior Unsecured Notes (“Notes”), that upon direction of a majority of the Note holders, it declared the unpaid principal of, premium if any, and accrued and unpaid interest on all of the Notes outstanding to be due and payable immediately pursuant to the Indenture. Nevertheless, the Company believes that it will be able to refinance this indebtedness, however, due to the recent tightening of the credit markets, the terms of the refinancing may be on terms less favorable then could have been obtained a few weeks earlier.

Moreover, the Company had previously obtained a waiver of the covenant requiring the Company to timely deliver its audited financial statements and related certificates and schedules, as of and for the year ended December 31, 2006 within 90 days after the end such fiscal year pursuant to the Company’s $450 million Credit Agreement by and among the Company, Wachovia Bank, National Association and the other financial institutions party thereto. However, the waiver does not apply in the event of an acceleration of the maturity of the Notes. Therefore, the Company is not in compliance with the Credit Agreement. Notwithstanding the foregoing, Wachovia has not accelerated the indebtedness under the Credit Agreement, nor does the Company expect Wachovia to take such action, and the Company believes that it will be able to obtain a waiver of the covenant. The total amount outstanding under the Credit Agreement is approximately $97 million.

According to the Company’s Chief Financial Officer, Rick Liem, “The Company will refinance the amount outstanding under the Notes and under the Company’s existing Credit Agreement. Due to the recent downturn in the credit markets and the increase in interest rate spreads, our 7.50% below market Notes did not provide enough of an economic return to our bondholders and prompted their decision to accelerate the Notes.” Mr. Liem further advised, “The recent $545 million credit facility secured for the Golden Nugget properties is not impacted, nor are our other unrestricted subsidiaries.”

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the Company’s ability to refinance its debt, ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, the Company’s inability or failure to continue its expansion strategy. In addition, the potential accounting, financial, tax and other affects of the Company’s review of its historical stock option granting practices or an informal inquiry by the Securities and Exchange Commission might have a material affect on the Company. The Company may not update or revise any forward-looking statements made in this press release.

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CONTACT:
Rick Liem
Executive Vice President and CFO
713.850.1010
www.LandrysRestaurants.com